NEWS RELEASE


FOR RELEASE:      IMMEDIATE

CONTACT:          Frank Marchisello
                  (336) 834-6834

                      TANGER ELECTS DIRECTORS AND OFFICERS

Greensboro, NC -- May 13, 2005. The Shareholders of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) at its Annual Shareholders Meeting on May 13, 2005, elected the following directors to serve for the ensuing year:

   Stanley K. Tanger        Chairman of the Board and Chief Executive Officer
   Steven B. Tanger         Director, President and Chief Operating Officer
   Jack Africk              Independent Director - Lead Director
   William G. Benton        Independent Director
   Thomas E. Robinson       Independent Director
   Allan L. Schuman         Independent Director

During a meeting of the Board of Directors held on May 13, 2005, the following officers were elected to serve for the ensuing year:

   Stanley K. Tanger - Chairman of the Board & Chief Executive Officer
   Steven B. Tanger - President & Chief Operating Officer
   Frank C. Marchisello, Jr. - Executive Vice-President, Chief Financial Officer & Secretary
   Willard A. Chafin - Executive Vice-President, Leasing, Marketing & Operations Joseph H. Nehmen - Senior Vice-President, Operations
   Carrie A. Warren - Senior Vice-President, Marketing
   Kevin M. Dillon - Senior Vice-President, Construction & Development
   Lisa J. Morrison - Senior Vice-President, Leasing
   James F. Williams - Vice-President, Controller
   Virginia R. Summerell - Vice-President, Treasurer & Assistant Secretary

The Company also announced the retirement of Rochelle G. Simpson, Executive Vice President of Administration and Secretary, effective May 31, 2005. Rochelle was the Company's first employee, beginning her career with Tanger in January of 1981 as Chief Accountant to Stanley K. Tanger, the Company's Founder and Chief Executive Officer. "Rochelle has provided indispensable assistance in the development of our Company and has been a tremendous inspiration to all our employees. Her passion for our Company has helped us grow over the years," stated Stanley K. Tanger, Chairman of the Board and Chief Executive Officer.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

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